Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces Third Quarter Ended September 30, 2018
Earnings and Quarterly Dividend Payment

Morrisville, VT October 17, 2018 - Union Bankshares, Inc. (NASDAQ - UNB) today announced results for the three and nine months ended September 30, 2018 and declared a regular quarterly cash dividend. Consolidated net income for the three months ended September 30, 2018 was $2.3 million, or $0.52 per share, compared to $2.4 million, or $0.53 per share, for the same period in 2017 and $7.5 million, or $1.68 per share, for the nine months ended September 30, 2018, compared to $6.5 million, or $1.46 per share for the same period in 2017.
Net income for the three months ended September 30, 2018 is 2.5% less than the same period in 2017. An increase in net interest income of $199 thousand and reduction in income tax expense of $402 thousand were more than offset by increases in noninterest expenses of $606 thousand.
Highlights of the nine months ended September 30, 2018 compared to the nine months ended September 30, 2017 include:

•	Net income increased $981 thousand, or 15.0%, to $7.5 million.

•	Net interest income increased $1.4 million, or 7.4%, to $21.1 million.

•	Book value per common share increased 1.9% to $13.61.

•	Net loan charge-offs were $98 thousand.

•	Nonperforming loans were 0.22% of total loans.

Total noninterest income remained consistent at $7.1 million for the nine months ended September 30, 2018 and 2017. Total noninterest expenses were $19.0 million for the nine months ended September 30, 2018 compared to $17.8 million for the same period in 2017. Increases of $366 thousand in salaries and wages, $515 thousand in employee benefits, and $385 thousand in other expenses occurred during the comparison periods.
Income tax expense was $1.4 million for the nine months ended September 30, 2018 resulting in an effective tax rate of 15.8% compared to $2.3 million, or an effective tax rate of 26.3%, for the nine months ended September 30, 2017.
Total assets increased $74.3 million, or 10.5% to reach $779.7 million as of September 30, 2018 from $705.3 million as of September 30, 2017. Total loans increased $59.3 million, or 10.1% to $644.6 million as of September 30, 2018 compared to $585.3 million as of September 30, 2017. Sales of qualifying residential mortgages to the secondary market totaled $83.2 million for the first nine months of 2018 compared to $90.3 million for the same period in 2017. Total deposits reached $667.7 million as of September 30, 2018 compared to $606.6 million a year ago, or growth of $61.1 million, or 10.1%. Borrowed funds were $42.0 million as of September 30, 2018, an increase of $9.5 million compared to September 30, 2017. The Company had total capital of $60.8 million with a book value per share of $13.61 as of September 30, 2018 compared to $59.6 million and $13.36 per share as of September 30, 2017.
On October 17, 2018, the Board of Directors declared a regular quarterly cash dividend of $0.30 per share payable November 8, 2018 to shareholders of record as of October 29, 2018.

About Union Bankshares, Inc.
Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which provides commercial, retail, and municipal banking services, as well as, asset management services throughout northern Vermont and New Hampshire. Union Bank operates 18 banking offices, two loan centers, and multiple ATMs throughout its geographical footprint.
Union Bank has been helping people buy homes and local businesses create jobs in area communities since opening its doors over 126 years ago. Union Bank has earned an exceptional reputation for residential lending programs and has been recognized by the US Department of Agriculture, Rural Development for the positive impact made in lives of first time home buyers. Union is consistently one of the top Vermont Housing Finance Agency mortgage originators. Additionally, Union has also been designated as an SBA Preferred lender for its participation in small business lending. Union is proud to be one of the few independent community banks serving Vermont and New Hampshire and we maintain a strong commitment to our core traditional values of keeping deposits safe, giving customers convenient financial choices and making loans to help people in our local communities buy homes, grow businesses, and create jobs. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and business. Member FDIC. Equal Housing Lender.
Forward-Looking Statements
Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.